    Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86497) pertaining to the Associates First Capital Corporation Discounted Employee Stock Purchase Plan of our report dated February 9, 2000, with respect to the financial statements of the Associates First Capital Corporation Discounted Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the period from inception (October 1, 1999) to December 31, 1999.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

 Dallas, Texas

March 6, 2001